ONI BioPharma Inc. Licenses Unique Gene Targets for Colorectal Cancer

ALACHUA, FL (September 29, 2008) - ONI BioPharma Inc. (AMEX: “ONI”) announced today that it has entered a Collaboration Agreement with a major international diagnostics company regarding ONI’s unique biomarkers for early, middle and late stage colorectal cancer. Terms of the agreement have not been disclosed.

ONI BioPharma scientists used its dynamic diagnostic platform, PCMAT, to discover proteins that are specifically expressed when healthy bowel cells become cancerous. The discovery of these novel colorectal cancer biomarkers can lead to new ways to diagnose and treat this disease. They also can be used to determine the success or failure of different treatment methods. The Company recently filed a U.S. patent application covering its collection of novel proteins and genes that are specifically expressed in colorectal cancer cells. Partial funding for this project was provided through a competitive Small Business Innovative Research (SBIR) grant from the National Cancer Institute.

The Company’s President and CEO, Stanley B. Stein, stated that, “PCMAT and ONI’s other diagnostic platform PIVIAT are extremely powerful technologies that can be applied to a limitless range of diseases, including those that afflict humans, animals and plants. This Collaboration Agreement validates the economic value of the Company’s PCMAT™ target identification platform technology. The goal is to provide and test targets that meet a critical worldwide need for better diagnostic test over the entire range of disease.”

The Company is currently engaged in a strategic analysis of the business model for its diagnostics franchise in order to optimize the shareholder return from its powerful PIVIAT and PCMAT platforms. Methods for rapid, in-house validation of novel diagnostic targets are being developed and are expected to be in place in the second quarter of 2009.

About Colorectal Cancer

The Colon Cancer Alliance estimates that one million people are diagnosed with colorectal cancer worldwide each year. In the US, it is the second leading cause of cancer death, underscoring the significant unmet medical need associated with this type of cancer. According to a recently published study by Kalorama Information, the worldwide market for early cancer detection tests will reach $7.4 billion by 2009, since the demand for such tests will continue to increase as new cancer cases approach ten million annually.

About ONI BioPharma Inc.

ONI BioPharma Inc. is a biopharmaceutical company with a pipeline of unique proprietary technologies, some of which are being commercialized. The Company also has a number of products in discovery, preclinical and clinical development, with a concentration in the main therapeutic area of infectious diseases, diagnostics, and oral health. The Company has developed platform technologies with respect to its products, thereby creating a pipeline of future products, which the Company expects to develop.

Safe Harbor Statement: Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements that reflect ONI BioPharma’s current views with respect to future events and financial performance. These forward-looking statements are based on management’s beliefs and assumptions and information currently available. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to those set forth in our most recently filed annual report on Form 10-KSB and quarterly report on Form 10-Q, and other factors detailed from time to time in filings with the Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements.

Contact:

ONI BioPharma Inc.
Stanley B. Stein, 386-418-4018 X222
www.onibiopharma.com